Exhibit 99.1

Federal Trust Corporation Announces 2006 Third Quarter Earnings

SANFORD, Fla., Nov. 2 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman, Chief Executive Officer and President of Federal Trust Corporation (Amex: FDT), announced today that 2006 third quarter earnings were $621,000, compared to $884,000 in earnings for the third quarter of 2005. On a per share basis, third quarter earnings were $.07 per basic and diluted share, compared to $.11 per basic and $.10 per diluted share for the third quarter of 2005. Year-to-date earnings for 2006 were $2,669,000 compared to $3,270,000 for 2005. Per share earnings for the first nine-months of 2006 were $.30 for basic and $.29 for diluted, compared to $.40 and $.39 for basic and diluted earnings in 2005, respectively.

At September 30, 2006, Federal Trust’s total assets were $730 million, an increase of $12 million, or 2% from September 30, 2005. Shareholders’ equity at the end of the third quarter of 2006 was $54 million, up 25% from the third quarter of 2005. The book value per share at September 30, 2006, was $5.79 compared to $5.24 a year earlier and our market capitalization was $93 million.

Chairman Suskiewich stated “Several factors have influenced our short-term quarterly and year-to-date results including: (i) executing on our long-term strategic plan; (ii) weakening housing market nationwide and in Florida, along with the flat yield curve; (iii) defending the accusations and resulting litigation commenced by Keefe Managers, LLC.”

Chairman Suskiewich went on to say “Executing our long-term strategic plan has impacted our short-term results. Although our expansion plan was initiated in the beginning of 2005, most of that year was focused on site selection, permitting and the early stages of construction. The three new branches that opened this year however, have added approximately $450,000 to our overhead expenses. Two additional branch facilities are scheduled for construction in 2007. Our branch expansion plan will pay dividends from a franchise value because of the strategic placement of the new locations in desirable high growth markets, such as The Villages in Lake County near our recently opened Eustis branch and Palm Coast in Flagler County, which will open in 2007. Their positive effect on earnings, however, will not be felt until the branches have been given an opportunity to mature and reach their respective efficiency levels. The addition of the five new branches will complete our near-term branch expansion plan and provide the necessary footprint for customer convenience, increased core deposits and enhanced services.

The second event, the weak housing market and flat yield curve, continues to be a challenge for community banks and thrifts nationwide. The increase in short-term interest rates by the Federal Reserve Open Market Committee has increased our cost of funds and affected our net interest income, which we expect to continue through the first half of 2007.

While bricks and mortar provide the impetus for us to gain a market presence, we are intensifying our efforts to lower our cost of funds by focusing on multiple customer relationships, which requires the implementation of certain new services and delivery systems. Our goal is a deposit mix more typically found in a community bank. The improvement of our deposit mix is only part of our strategic plan. We have made inroads to expand our floating rate commercial real estate lending portfolio over the past five years. A significant percentage of our loan portfolio however, is in lower-yielding residential mortgages, primarily comprised of 3/1 and 5/1 adjustable-rate loans, which will reset at current market rates as the initial fixed-rate period ends.

In the housing market, supply is currently exceeding demand. Over the past few years, Florida has experienced a considerable amount of investor speculation in commercial real estate, primarily in non-owner occupied condominium projects and, to some extent, speculative construction of single family homes. Unlike some of our competitors, we do not have any hybrid loan products that are negatively amortizing and can result in high loan-to-value loans. Our loan portfolio remains diversified, so that we do not have any significant loan concentrations in any particular market. Despite our loan diversification and overall asset quality, our non-accrual loans increased to $10.1 million at the end of September 2006, the majority of which consists of two loan initiatives.

The first loan initiative is a $4 million participation in a real estate loan secured by a condominium site on the Gulf of Mexico, in the Florida panhandle. The borrower has decided to delay construction until the economy improves. An agreement is being negotiated with the borrower to bring the loan current and restructure the interest payments. At the present time we do not anticipate any loss of principal or interest once the restructuring is completed.

The second loan initiative comprising $3.2 million in non-accrual loans involves a number of single family construction loans to individual borrowers in Lee County, Florida that were originated and are being serviced by a third party. The problem here involves delays in beginning of construction with two home builders and, for these loans we have made disbursements on the lots. In the event construction does not commence, these loans will either be converted to lot loans or be foreclosed.

We view these two situations as outside the norm, and not as a part of a trend in the Florida market or indicative of weakness in our overall loan portfolio. We have reviewed the concentrations in our portfolio and are actively monitoring all significant loan relationships. At the present time, there are no other delinquent or non-performing loans for which we are concerned about ultimate collectability and in fact, we now have only one foreclosed property for $36,000. Our allowance for loan losses at September 30, 2006, was $4.8 million or .78% of total loans and was up from $4.3 million or .69% of total loans at September 30, 2005. We believe our quarter-end allowance is adequate to absorb losses, if any, in our portfolio.

The final event that has negatively impacted earnings, is the lawsuit filed by Keefe Managers, LLC, regarding the election of directors at this year’s Annual Meeting of Shareholders. The lawsuit alleges improprieties in the vote tabulation and seeks a reversal of the results, amongst other things. While we do not believe that the results of the election will be affected, the lawsuit is costly from the standpoint of allocation of both financial resources and management’s time in having to respond to the Complaint and voluminous document requests. Legal costs relating to the lawsuit alone for this quarter were over $73,000.”

Mr. Suskiewich concluded by saying, “The combination of these events has implicated and will continue to negatively impact earnings over the next few quarters. While I recognize that this report is not what we would like to see, improvement in our earnings will be realized when our branch network becomes fully engaged, continued improvement in our net interest margin is realized, and the other issues are resolved. We are confident that we are going to address and resolve each of these challenges.”

Federal Trust’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At November 1, 2006, the closing price was $10.35 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $723 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable mortgage loans for sale in the secondary market. Federal Trust Bank operates from nine full-service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

          The following information is in thousands except per share data.

	At Quarter End

	September 30, 2006	September 30, 2005	% Change

Total assets	$729,952	$717,815	2%
Investment securities	68,314	47,196	45%
Loans, net	611,701	624,119	-2%
Deposits	499,298	449,219	11%
Shareholders’ equity	53,997	43,268	25%
Book value per share	$5.79	$5.24	10%
Allowance for loan loss	4,754	4,326	10%
Allowance for loan loss as a percent of total loans	0.78%	0.69%	12%

	Three Months Ended

	September 30, 2006	September 30, 2005	% Change

Interest income	$10,956	$8,411	30%
Interest expense	7,336	5,195	41%
Net interest income	3,620	3,216	13%
Provision for loan losses	60	200	-70%
Non-interest income	569	647	-12%
Non-interest expenses	3,271	2,327	41%
Provision for income taxes	237	452	-48%
Net earnings	621	884	-30%
Earnings per share - basic	$.07	$.11	-36%
Earnings per share - diluted	$.07	$.10	-30%
Average common shares
Outstanding - basic	9,329	8,381	11%
Average common shares
Outstanding - diluted	9,449	8,518	11%
Return on average assets	0.34%	0.51%	-33%
Return on average equity	4.84%	8.61%	-44%
Net interest margin	2.15%	2.00%	8%

	Nine Months Ended

	September 30, 2006	September 30, 2005	% Change

Interest income	$32,717	$23,882	37%
Interest expense	20,705	13,337	55%
Net interest income	12,012	10,545	14%
Provision for loan losses	294	500	-41%
Non-interest income	1,771	2,079	-15%
Non-interest expenses	9,568	7,091	35%
Provision for income taxes	1,252	1,763	-29%
Net earnings	2,669	3,270	-18%
Earnings per share - basic	$.30	$.40	-25%
Earnings per share - diluted	$.29	$.39	-26%
Average common shares
Outstanding - basic	8,896	8,218	8%
Average common shares
Outstanding - diluted	9,070	8,339	9%
Return on average assets	0.48%	0.67%	-28%
Return on average equity	7.15%	10.68%	-33%
Net interest margin	2.35%	2.30%	2%

This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at http://www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

For more information, contact: Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                                  11/02/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations of Federal Trust Corporation, +1-407-323-1833/
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